Exhibit 23

May 27, 2010

Oakridge Energy, Inc.

4613 Jacksboro Highway

Wichita Falls, Tx 76302

Re:	Valuation of Oakridge Energy, Inc.
As of February 28, 2010
Oakridge Energy, Inc’s Interest
Stephens Engineering Consent to
Utilize Valuation Report
Colorado, Mississippi, Oklahoma and Texas

Gentlemen:

Per your request, Stephens Engineering hereby gives Oakridge Energy, Inc. consent to utilize the Valuation of Oakridge Energy, Inc. report with an As of Date of February 28, 2010 for use of their choice including but not limited to their Securities & Exchange Commission filings.

Please contact us if additional information or authority to utilize the report is needed.

Yours very truly,

STEPHENS & JOHNSON OPERTING CO.
TBPE No. F-2125

/s/ Fred Stephens
Fred Stephens

FS/jw